Exhibit 99.1

Investar Holding Corporation Announces Additional Authorization under

Share Repurchase Program

Baton Rouge, Louisiana, October 19, 2016 – Investar Holding Corporation (the “Company”) (NASDAQ:ISTR), the holding company for Investar Bank, today announced that the Board of Directors has approved another 250,000 shares of the Company’s common stock for repurchase under a stock repurchase program, in addition to 29,554 shares remaining under the current repurchase program. The additional shares authorized for repurchase represent approximately 3.5% of the Company’s outstanding common stock. Recent stock buyback activity includes 80,773 shares that were repurchased by the Company during the third quarter of 2016. The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at the Company’s discretion. The repurchase program, which has no expiration date, may be suspended or terminated at any time.

“We continue to believe that our stock is a good value, and stock buybacks are a tax-efficient way to continue to increase shareholder value and earnings per share,” stated John D’Angelo, President and CEO.

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws and other regulatory restrictions, potential alternative uses for capital, and market and economic conditions. Repurchased shares will become treasury shares and may be reissued in connection with the Company’s stock incentive plans, other compensation programs, other transactions, or for other corporate purposes. The repurchase program does not obligate the Company to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated.

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Investar Holding Corporation (NASDAQ: ISTR), parent company of wholly-owned subsidiary Investar Bank, had total assets of approximately $1.1 billion as of June 30, 2016. Investar Bank is a full-service community bank headquartered in Baton Rouge, La. offering extensive banking products and services for individuals and businesses for 10 years. The Bank serves four markets in Southeast Louisiana with currently 10 branches: the Baton Rouge area (three branches in Baton Rouge, one in Denham Springs, one in Port Allen and one in Prairieville), Hammond, Lafayette and the New Orleans area (one in Metairie and one in Mandeville). Member FDIC. To learn more, visit www.InvestarBank.com.

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com